Exhibit 99.1 NEWS RELEASE Contact: Lauren Dresnick, New Venture Communications Phone Number: 650-343-2735 ldresnick@newventurecom.com

GLOBALSCAPE ANNOUNCES PRODUCT ENHANCEMENTS, AMD CUSTOMER DEPLOYMENT, AND CORETRACE RESELLER AGREEMENT

Leading Managed File Transfer (MFT) provider to exhibit at RSA Conference 2010, Booth #2059

SAN FRANCISCO, CA - March 1, 2010 - GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, today announced enhancements to its enterprise MFT solution, Enhanced File Transfer (EFT) Server™; a new customer deployment at Advanced Micro Devices (NYSE: AMD); and that GlobalSCAPE will become a worldwide reseller of BOUNCER by CoreTrace™, the most tamper-proof and automated application whitelisting solution in the industry. GlobalSCAPE is exhibiting and demonstrating its solutions at the RSA Conference 2010 in San Francisco, CA, from March 1 to 5 at Booth #2059.

Recognizing the growing need for its customers to address endpoint security, GlobalSCAPE is highlighting application whitelisting technology, which ensures security and compliance of the systems that participate in information exchange. GlobalSCAPE is also showcasing advancements for EFT Server to demonstrate the important role of MFT in meeting compliance and security mandates. Finally, the Company is featuring its file replication solutions, designed to help companies transparently synchronize large files, such as AutoCAD drawing files, across wide area networks.

To put its technology in context, GlobalSCAPE is discussing its recent deployment at AMD, a global leader in the computing and graphics processing industry. During the past six months, AMD has implemented various GlobalSCAPE solutions to automate and centralize information exchange between AMD offices and with its design and manufacturing partners. AMD began the implementation in August 2009, and has since upgraded to GlobalSCAPE's robust, scalable EFT Server Enterprise solution.

By February 2010, AMD had deployed EFT Server as its standard method for transferring data with business partners. "We chose GlobalSCAPE products to facilitate the delivery of large, confidential files between our geographically dispersed partners. We quickly found that with GlobalSCAPE's proven technology, we could quickly transfer important files. We also appreciated its robust security, reliability, and reporting capabilities. ," said Richard Crawford, AMD IT Networking.

EFT Server provides capabilities beyond other MFT solutions in the market, allowing businesses to connect securely with partners and customers through a robust security architecture. EFT Server helps companies ensure that data exchange occurs only with approved entities, and that data confidentiality and integrity are preserved during transport and storage. EFT Server's modular suite allows customers to purchase the functionality they need, with the option of adding more advanced features in the future. Version 6.2 of EFT Server includes multi-platform support through a DMZ Gateway ("edge server") module, advanced workflow automation (including the ability to automate Twitter updates), and enhanced logging and security capabilities. EFT Server, the DMZ Gateway, and BOUNCER are key enablers of end-to-end Total Path Security™ which protects information at rest and in motion.

GlobalSCAPE's announcement that it will become a worldwide reseller of CoreTrace BOUNCER comes on the heels of the Company's $2.3 million investment in CoreTrace in December 2009. Noting that application whitelisting has the potential to be a game changer in the endpoint security market, GlobalSCAPE led the Series B investment round and retains a CoreTrace board seat. Compared to alternative solutions, CoreTrace BOUNCER stops even the most sophisticated malware attacks (such as root kits, memory exploits, and zero-day threats) and unauthorized applications from compromising data and systems. BOUNCER is the only application whitelisting solution today that instantly creates customized whitelists for each computer, automatically updates the whitelists for new applications and upgrades, and provides centralized management and reporting. BOUNCER stopped 100% of computer viruses during Defcon 16's 'Race to Zero' competition.

"As we enter a new decade of global information exchange, we remain vigilant in preparing organizations for the security threats and challenges they face today and will face in the future," said Jim Morris, GlobalSCAPE president and CEO. "At RSA, we're sharing our expertise and vision about where we believe the information security industry is headed, highlighting key practices and technologies. We are also proud to announce a new relationship with AMD and our next step with CoreTrace." Morris declined to discuss future plans for the CoreTrace relationship, but added "Application whitelisting has tremendous market potential as a stand-alone solution and as a central component of total path security. We look forward to working with CoreTrace to lead the market in these areas."

About CoreTrace

CoreTrace® is the pioneer of client-based application whitelisting. The company's award-winning and patented high-security, easy-change BOUNCER solution is at the forefront of the movement in next-generation endpoint control and security solutions. Unlike other application whitelisting solutions that are simply lockdown technologies, BOUNCER's "Trusted Change" capability enables IT professionals to predefine multiple sources from which users can safely install applications and have them automatically added to the whitelist - all with minimal IT involvement. The result: full prevention of unauthorized applications, improved overall security, and lower total cost of ownership compared to alternative whitelisting and traditional blacklisting antivirus solutions. CoreTrace's customers include organizations in a wide variety of industries, such as energy, oil and gas, financial services, telecommunications, as well as government agencies.

Additional information may be found on the CoreTrace website and on WhiteSpace, the Application Whitelisting and Security Weblog.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a global provider of managed file transfer (MFT) and wide area file services (WAFS) solutions for securely exchanging critical information over the Internet, within an enterprise, and with business partners. Since the release of Cute FTP in 1996, GlobalSCAPE's solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. For more information about GlobalSCAPE's products and services, visit www.globalscape.com or the Company's Secure Info Exchange blog.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2008 calendar year, filed with the Securities and Exchange Commission on March 31, 2009.